Exhibit 10.44

Dated 26 August 2025

V GALLANT LIMITED

(Registration No.: 2156042)

(“VGL”)

AND

CODETEXT (BVI) LIMITED

(Registration No.:)

(“CODETEXT”)

SERVICE AGREEMENT

THIS AGREEMENT is made and entered into on 26 August 2025,

BETWEEN

(1)	V GALLANT LIMITED (Registration No. 2156042), a company incorporated in the and having its (“VGL”),

AND

(2)	CODETEXT (BVI) LIMITED (Registration No.: 2178792) a company incorporated in the and having its registered address at (“CODETEXT”),

VGL and Codetext shall hereinafter individually be referred to as “Party” and collectively referred to as “Parties”, where the context so requires.

RECITAL

A.	VGL is a solutions provider developing innovative technology platforms, AI infrastructure and cybersecurity solutions.

B.	Codetext is primarily involved in software engineering, AI deployment, and mission-critical enterprise platforms, works closely with government agencies and regulatory bodies across the region.

C.	Codetext wishes to engage VGL for its Services and VGL is willing to accept Codetext as client.

NOW THEREFORE, the Parties hereby mutually agree as follows:

1.	DEFINITION AND INTERPRETATIONS

1.1	Definition

In this Agreement, unless the context or subject matter otherwise requires, the following words and expressions shall have the following meanings:

“Agreement”	:	means this Service Agreement;
“Codetext”	:

means Codetext (BVI) Limited (Registration No.: 2178792) a company incorporated in British Virgins Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands;

“Event of Force Majeure”	:	has the meaning ascribed in Clause 12.1;
“Other Expenses”	:

means all taxes and disbursements, e.g. travelling, dispatches, telephone calls, photocopying, correspondences and other customary expenses and any other out-of-pocket expenses or exceptional or additional costs which Codtext may incur from time to time in connection with or incidental to the performance of the Services;

“Services”	:	means the services more particularly described in the Clause 2 of this Agreement agreed to be provided by Codetext to VGL;
“Service Fees”	:	means a total fee of US$22,000,000.00 (United States Dollar Twenty Two Million) payable by Codetext to VGL;
“Term”	:	means the term of this Agreement as described in Clause 5 of this Agreement;
“VGL”	:

means V Gallant Limited (Registration No. 2156042), a company incorporated in the British Virgins Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands; and

1.2	Interpretation

Save to the extent that the context or the express provisions of this Agreement otherwise require:

(a)	words using the singular or plural number also include the plural or singular number, respectively;

(b)	the terms “hereof”, “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and not any particular clause, schedule or any other subdivision of this Agreement;

(c)	a reference to a “clause” or “schedule” is to a clause or schedule to this Agreement;

(d)	the word “include” or “including” shall be deemed to be followed with “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(e)	references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(f)	references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(g)	the headings are for convenience only and shall be ignored in construing this Agreement;

(h)	references to persons include their successors and any permitted transferees and assigns;

(i)	no rule of construction shall apply to the detriment of any party by reason of that party having control and/or was responsible for the preparation of this Agreement or any part thereof;

(j)	whenever this Agreement refers to a number of days, such reference shall be to calendar days unless business days are specified;
(k)	in carrying out their obligations and duties under this Agreement, the Parties shall have an implied obligation of good faith; and

(l)	each of the schedules and the appendices hereto shall form an integral part of this Agreement.

2.	AGREEMENT TO PROVIDE SERVICES

2.1	Subject to the terms and conditions contained in this Agreement and the satisfaction of the conditions set out in Clause 2.3 below, Codetext hereby agrees to engage VGL, and VGL hereby agrees to act as the service provider to Codetext under the sovereign AI infrastructure contract, and to deliver a full-stack sovereign AI system comprising, inter alia:

2.1.1	the QuantVault encrypted data storage vault;

2.1.2	the QTrustCard proprietary PCIe encryption accelerator;

2.1.3	the SecureGPU NVIDIA-integrated compute systems; and

2.1.4	the Local AI Stack Integration platform, together forming a fortified and jurisdictionally contained environment for secure, high-performance AI operations.

2.2	The Parties acknowledge that the Services outlined in this Clause 2 is not exhaustive and VGL may perform other tasks and services as may be reasonably requested by Codetext and agreed upon in writing, provided that such additional services shall be within the scope of this Agreement or such other fees to be determined between the parties.

2.3	VGL’s obligations to commence and continue the performance of the Services is conditional to the satisfaction (except as expressly waived by VGL) of the following conditions precedent (“Conditions Precedent”):

2.3.1	VGL having completed its legal, technical, commercial, regulatory and financial due diligence on Codetext and the intended Services, to VGL’s reasonable satisfaction;

2.3.2	Codetext having provided to VGL all technical specifications, system architecture details, integration parameters, performance requirements, and project dependencies reasonably required for the provision of the Services;

2.3.3	Codetext granting VGL timely access to all relevant personnel, premises, systems, data, infrastructure, and third-party vendors necessary for the performance of the Services;

2.3.4	Codetext having obtained all internal, regulatory, governmental, or third-party approvals, consents, or licences required for the implementation of the Services; and

2.3.5	Codetext having paid any agreed advance or initial invoice issued by VGL.

2.4	In the event that the Conditions Precedent are not satisfied due to the act, omission, or delay of Codetext in providing the same, VGL’s obligations on the Services shall be suspended to the extent affected, and such failure or delay shall not constitute a breach or default by VGL and shall not give rise to any right of termination by Codetext.

2.5	Upon delivery of any part or all of the Services to Codetext, Codetext shall notify VGL of its acceptance or rejection within five (5) Business Days, specifying in reasonable detail the grounds for such rejection (if any) and the remedial actions required. The Services shall be deemed accepted by Codetext in the event that there is no such written notice within the prescribed period.

2.6	Notwithstanding the generality of this Clause 2, Codetext shall have no right to withhold, defer, or set off payment in respect of the accepted Services or deliverables, and payment shall be made in accordance with Clause 4, except as provided otherwise.

3.	SERVICE FEES

3.1	Codetext agrees to pay VGL a Service Fees in accordance with Clause 4 of this Agreement.

3.2	The Fees shall exclude all Other Expenses due and payable to VGL in rendering the Services under this Agreement.

3.3	All such Other Expenses, which are accepted and approved by Codetext in writing before the incurrence of such Other Expenses, shall be borne by Codetext. For the purpose for this Agreement, the term “out-of-pocket expenses” for Other Expenses shall include, without limitation, Codetext’s prior approved and accepted disbursements incurred while VGL provides the Services in accordance with this Agreement, which shall be limited but not restricted to photocopying, travelling in economy class and courier charges with acceptable courier companies and other customary expenses.

3.4	All such Other Expenses incurred by VGL will be justified to Codetext with valid and relevant reasons to the satisfaction of Codetext. Codetext shall have the sole and absolute discretion to approve such charges or claims provided that such approval shall not be unreasonably withheld by Codetext.

4.	PAYMENT

4.1	In consideration of the provision of the Services and subject to the satisfaction of Clause 2.3 above, Codetext shall pay the Service Fees to VGL in accordance with this Agreement.

4.2	Codetext shall pay to VGL the Service Fees and such approved expenses within five (5) Business Days after receipt of such invoice from VGL, notwithstanding any delay or non-performance on part of Codetext under Clause 2.3.

4.3	All payments under this Agreement shall be grossed-up to cover any sales tax, value-added tax, goods and services tax or similar tax (“Taxes”) payable with respect to the provision of Services (but excluding any tax based upon or measured by the net income of VGL or Codetext), and each Party shall be responsible for paying any such Taxes to the appropriate governmental authority with respect to the provision of Services.

5.	TERM

Both Parties acknowledge and agree that the Services under this Agreement shall commence on the date of this Agreement (“Commencement Date”) and shall proceed for a term of thirty (30) days (“Term”) unless this Agreement is mutually terminated in writing between the Parties following fifteen (15) days advance written notice to the other Party or such other amount of days as agreed to by the Parties in writing or terminated by either Party due to any breach or default of this Agreement in accordance with Clause 8 of this Agreement.

6.	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

6.1	Each of the Parties represents, warrants, and undertakes to the other as follows:

(a)	it is duly organised or incorporated, validly existing under the laws of their respective countries of its establishment and has full power and authority to own its assets and carry on its business;

(b)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	all the necessary corporate resolutions and authorisations to enter into this Agreement and to perform all obligations have been duly obtained;

(d)	by entering into this Agreement, it is not in breach or in contravention of any law or contract applicable to it;

(e)	this Agreement, when executed, constitutes legal, valid and binding obligations, enforceable against it in accordance with the terms thereof; and

(f)	the person signing this Agreement on behalf of it has been duly authorised to execute and deliver this Agreement, including the prior approval by the Board of Directors of Codetext and VGL.

6.2	In addition to the foregoing, VGL hereby represents and warrants to Codetext as follows, which representations and warranties shall be deemed repeated at all times throughout the Term:

(a)	it possesses all requisite expertise, experience and qualifications to provide the Services in accordance with this Agreement;

(b)	it currently has in place a competent and qualified team of experts, advisors, technical employees and all other relevant employees to provide the Services in accordance with this Agreement;

(c)	it will provide the Services with a reasonable standard of care, skill and professionalism consistent with prevailing industry practices;

(d)	it will not breach or infringe the intellectual property rights of any other persons in discharging its obligations contained in this Agreement;
(e)	it is duly licensed and authorised by the relevant authorities to provide the Services in accordance with this Agreement;

(f)	in providing the Services under this Agreement, it will not breach any agreement, deed or other instruments made by VGL with any other third parties;

(g)	the provision of the Services will not violate, infringe or contravene laws of Malaysia and any other country in which Codetext or any of its related or associated companies have a place of establishment or carries out business.

7.	NO ASSIGNMENT

The rights and obligations of the Parties under this Agreement shall not be assigned, transferred, charged or otherwise dealt with and neither Parties shall attempt or purport to do so, without the prior written consent of the other.

8.	TERMINATION

8.1	In the event that:

(a)	VGL fails or refuses to observe and perform any of its obligations contained in this Agreement; or

(b)	any of the representations and warranties made by VGL in this Agreement is or becomes false, inaccurate, misleading, deceptive or contains a material omission; or

(c)	Codetext is not reasonably satisfied with the performance of the Services and VGL fails to rectify any issue to Codetext’s reasonable satisfaction after the same is referred by the Parties; then it shall be lawful for Codetext to terminate this Agreement, whereupon all Service Fees remaining as of the date of the receipt of the notice of termination by VGL shall cease to be payable free from any action or claim from VGL, save that Codetext shall pay to VGL such sums based on the total work done determined by hourly invoices supplied by VGL to Codetext, together with all disbursements or Other Expenses incurred up to the time of such cessation.

8.2	Notwithstanding anything to the contrary contained herein, VGL may be entitled to withdraw its Services and thereby terminate this Agreement by giving fifteen (15) days’ notice in writing to Codetext, in the event of the following:

(a)	there is any development, event or later discovery which may affect or prejudice VGL and/or the matters contemplated herein, including without limitation, fraud, withholding or omitting of information, misrepresentation or misleading statement or actions by Codetext or any of its subsidiaries or associates, or any of its officers; or

(b)	where VGL and the management of Codetext are unable to agree on matters relating to the Services including matters relating to the execution or manner of execution of the Services;

it shall be lawful for VGL to terminate this Agreement, whereupon all other reasonable sums remaining to be paid by Codetext for work done shall become due and payable up to the date of termination which VGL has not billed up to the Service Fees.

8.3	Upon the receipt of all sums payable by Codetext to VGL, this Agreement shall be rendered null and void, save for the surviving provisions of this Agreement.

8.4	Notwithstanding any termination and/or disclosure in accordance with the terms of this Agreement, VGL shall have no claims against Codetext and Codetext shall not be held responsible for any damages or losses that VGL may incur or any claims, actions or any other consequences which may arise as a result of therefrom.

9.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

9.1	VGL acknowledges that during the Term, it may gain access to certain confidential and proprietary information of Codetext. Such confidential information may include, but is not limited to, trade secrets, financial information, client lists, business plans, and operational strategies and any other information not in the public domain in relation to the affairs or business or methods of carrying on business of Codetext and/or its subsidiaries and/or its affiliates (collectively referred to as “Confidential Information”).

9.2	VGL shall use any Confidential Information revealed during the course of the Services, solely for the purpose of the Services. VGL shall use its best effort to keep the Confidential Information in confidence and shall not disclose any of the Confidential Information to any other person, provided, however, that it may make any disclosure of Confidential Information to its representatives who on a need-to-know basis of such information and who agree to keep such information in confidence.

9.3	This Non-Disclosure of Confidential Information clause shall not apply to Confidential Information which is or becomes publicly available, other than as a result of a breach of this provision or becomes lawfully available to both parties from a third party free from any confidentiality restrictions.

9.4	Notwithstanding anything to the contrary herein, in the event of VGL’s termination, where VGL may be required by law or by regulatory authority to, amongst others, disclose to the relevant authorities and the new consultation service provider proposed to be appointed by Codetext to replace VGL, if any, the termination together with the reason thereto, and VGL may be required to make available all information relating to the incoming advisor, VGL agrees, to the extent practicable to do so, to provide prior written notification to Codetext of such disclosure.

9.5	The obligations contained in this Clause shall survive the termination of this Agreement for a period of two (2) years following the date of termination of this Agreement.

10.	COSTS

Each Party will be solely responsible for and bear all of its own respective expenses incurred at any time in connection with this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of the Malaysia.

11.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties.

11.3	In the event that no settlement is capable of being reached by the Parties, the dispute shall be resolved by the federal or state courts located in Kuala Lumpur, Malaysia.

12.	FORCE MAJUERE

12.1	Neither Party hereto shall be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from act of God, war or act of war, national emergency, flood, earthquake, boycott, blockade, embargo, strike or lockout (other than a strike or lockout induced by the party so incapacitated), pandemic, movement control order, the action or inaction of any governmental or local authority, civil disturbance or cause beyond their reasonable control (“Event of Force Majeure”).

12.2	Each Party shall immediately notify the other Party in writing of the occurrence of any event of Force Majeure applicable to its obligations under this Agreement, its consequences. If either Party considers the event of Force Majeure to be of such severity or to be continuing for an aggregate period of three (3) months such that the Party is unable to perform any of its obligations hereunder, this Agreement may be terminated by that Party by notice in writing to the other Party, which termination may take effect immediately or on the date specified in the notice of termination at the option of the Party issuing the termination notice. Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of the Event of Force Majeure save and except for any antecedent breach or liability, which has arisen prior to the Event of Force Majeure.

13.	CHANGE IN PARTIES

13.1	This Agreement shall continue to be binding and enforceable notwithstanding any amalgamation, restructuring or change of shareholding or control in VGL or CODETEXT. Any such changes shall not relieve or release any Party from its obligations and responsibilities under this Agreement.

13.2	In the event of any such change in parties, the Party undergoing such change shall promptly notify the other Party in writing, providing relevant details of the change and its effective date.

13.3	The Party undergoing the change shall ensure that all rights, obligations, and responsibilities under this Agreement are transferred and assumed by the succeeding entity, shareholder, or controlling party. The non-affected Party reserves the right to withhold its consent to such transfer if it reasonably believes that the successor entity or controlling party is unable to fulfil the obligations under this Agreement.

13.4	Failure by the Party undergoing the change to duly notify the non-affected Party or to ensure the proper transfer of rights and obligations under this Agreement shall constitute a material breach of this Agreement.

13.5	This Clause 13 shall be binding upon the Parties and their respective successors, assigns, and legal representatives.

14.	SEVERABILITY

Any provision of this Agreement which is invalid in respect of any law, regulation or any authority shall be invalid, without invalidating or affecting the remaining provisions of this Agreement.

15.	TIME OF THE ESSENCE

Time is of the essence of this Agreement.

16.	NO WAIVER

Knowledge or acquiescence by any Party of any breach of the terms and conditions of this Agreement shall not be deemed to be a waiver of such terms and conditions, and notwithstanding such knowledge or acquiescence, such party shall be entitled to exercise its rights under this Agreement and to require strict performance by the other Party of the terms and conditions of this Agreement. Waiver of any breach of the terms and conditions of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver.

17.	COUNTERPART

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

18.	SUPPLEMENTAL AGREEMENT

This Agreement may be amended by supplemental agreements at any time during the term of this Agreement. Should either party wish to negotiate a matter of this kind, it shall notify the other party in writing of the specific subjects it wishes to negotiate. Unless otherwise agreed to in writing by both Parties, supplemental agreements shall remain in effect for the duration of the Agreement.

19.	GOOD FAITH

In entering into this Agreement, the Parties recognise that it is impracticable to make provisions for every contingency that may arise in the course of the performance of this Agreement. Accordingly, the Parties hereby declare it to be their intention that this Agreement shall operate between them in accordance with the principle of good faith, with fairness and without detriment to the interests of any of them and if in the course of performance of this Agreement unfairness to any Party is disclosed or anticipated or any dispute arises then the Parties shall use their best endeavours (without prior recourse to arbitration or litigation) to agree upon such action as may be necessary and equitable to remove or resolve the cause or causes of the same.

20.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the Parties hereto in relation to such matters.

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This Agreement has been signed as and on behalf of each of the Parties hereto and delivered on the date first above written.

VGL

Signed by For and on behalf of V GALLANT LIMITED (Registration No.)	) ) ) ) )

Signatory
Name (in full):

CODETEXT

Signed by For and on behalf of CODETEXT (BVI) LIMITED (Registration No.:)	) ) ) ) )

Signatory
Name (in full):